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                                                                   Exhibit 23.1





                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stockwalk.com Group, Inc. 1995 Long-Term Incentive and Stock Option Plan of our reports (a) dated May 21, 1999, with respect to the consolidated financial statements of MJK Holdings, Inc. included in the Current Report (Form 8-K) of Stockwalk.com Group, Inc. dated July 7, 1999 and (b) dated March 1, 1999, with respect to the consolidated financial statements of NM Holdings, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1998, both filed with the Securities and Exchange Commission.


Minneapolis, Minnesota                       /s/ Ernst & Young LLP
August 30, 1999                              ------------------------------